Introduction to Lorillard June 2009 Lorillard, Inc. has filed a registration statement with the SEC relating to an offering to which this communication relates. Before you invest, you should read the Registration Statement on Form S-3 (File No: 333-159902) ("the "Registration Statement") and other documents that Lorillard, Inc. has filed with the SEC for more complete information about Lorillard, Inc. and this offering. The Registration Statement relates to Lorillard Tobacco Company's debt securities and Lorillard, Inc.'s debt securities, preferred stock, common stock, warrants, and guarantees of Lorillard Tobacco Company's debt securities. You may get this document and other documents Lorillard, Inc. has filed for free by visiting EDGAR on the SEC Web site at www.sec.gov . In addition, Lorillard, Inc. will post to its website (www.lorillard.com) under the "Investor Relations" section this slide presentation concerning its products and services generally, financial results, business opportunities and related matters. Issuer Free Writing Prospectus Dated June 12, 2009 Filed Pursuant to Rule 433 Registration Statement No. 333-159902

2 Management Introduction Martin L. Orlowsky Chairman, President and Chief Executive Officer David H. Taylor Executive Vice President, Finance and Planning and Chief Financial Officer

3 Agenda Introduction to Lorillard Industry Operating Environment Business Overview Financial Performance and Outlook

4 Safe Harbor Disclaimer You are cautioned that certain statements made in this presentation are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words "expect", "intend", "plan", "anticipate", "estimate", "believe", "will be", "will continue", "will likely result", and similar expressions. In addition, any statement that may be provided by management concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible actions by Lorillard, Inc. are also forward-looking statements as defined by the Act. Forward-looking statements are based on current expectations and projections about future events and are inherently subject to a variety of risks and uncertainties, many of which are beyond the control of Lorillard, Inc., that could cause actual results to differ materially from those anticipated or projected. Information describing factors that could cause actual results to differ materially from those in forward-looking statements is available in Lorillard, Inc.'s various filings with the Securities and Exchange Commission. These filings are available from the SEC over the Internet or on hard copy, and are, in some cases, available from Lorillard, Inc. as well. Forward-looking statements speak only as of the time they are made, and Lorillard, Inc. expressly disclaims any obligation or undertaking to update these statements to reflect any change in expectations or beliefs or any change in events, conditions or circumstances on which any forward-looking statement is based. This forward-looking statements disclaimer is only a brief summary of Lorillard, Inc.'s statutory forward-looking- statements disclaimer. You are urged to read that disclaimer, which is included in Lorillard Inc.'s 10K and 10Q filings with the SEC.

5 Regulation G Compliance You are also reminded that during this presentation, certain non-GAAP financial measures, such as EBITDA and Adjusted Operating Income per 1,000 Cigarettes may be discussed. These measures should not be considered an alternative to net income, or any other measure of financial performance or liquidity presented in accordance with generally accepted accounting principles (GAAP). These measures are not necessarily comparable to a similarly titled measure of another company. Please refer to Appendix A for information that reconciles these discussed figures with the most comparable GAAP measures.

Introduction to Lorillard Martin L. Orlowsky Chairman, President and Chief Executive Officer

7 Lorillard Overview Third largest tobacco company in the United States Primarily focused on the premium price cigarette market Strong brand portfolio led by the Newport brand #1 menthol cigarette brand #2 overall cigarette brand Strategy has resulted in industry-leading profitability Other brands include: Old Gold, Maverick, Kent, True and Max Sells products only in the U.S., Puerto Rico and U.S. possessions Headquarters, manufacturing and research facilities in Greensboro, NC Experienced management team

8 2004 2005 2006 2007 2008 EBITDA 1040.7 1132.1 1288.2 1314 1447 % of Sales 0.311 0.317 0.343 0.331 0.344 Impressive Financial Performance Net Sales EBITDA ($ in millions) ($ in millions) 2004 2005 2006 2007 2008 Net Sales (excl. Excise Taxes) 2690 2892 3056 3281 3492 Excise Taxes 658 676 699 688 712 Net Sales 3348 3568 3755 3969 $3,348 $3,568 $3,755 $3,969 Net Sales (excl. Excise Taxes) Excise Taxes From 2004-2008, net sales grew at a 5.9% CAGR, while EBITDA grew at an 8.6% CAGR $4,204

9 Credit Highlights Leader in the best performing segments of the cigarette market Significant Newport brand equity Continuous increases in share of market Disciplined operating philosophy focused on productivity Track record of strong, stable and consistent cash flow generation Leverage and coverage statistics strong under financial plan Well-positioned for today's environment

Industry Operating Environment

11 Trends in the U.S. Cigarette Market Total U.S. cigarette market size of ~$50 billion Industry unit volume has declined at a 3.1% CAGR over the past six years and declined 3.4% in 2008 Increase in excise taxes expected to impact trends 2002 2003 2004 2005 2006 2007 2008 Premium 285.64 275.993 274.418 271.357 270.418 259.918 251.03 Discount 78.56 68.115 63.854 59.79 56.401 52.219 49 Deep Discount 54.185 57.117 56.215 50.58 49.157 45.049 45 Industry 418.384 401.225 394.487 381.728 375.976 357.147 345.3 (billions of cigarettes shipped) 2002 - 2008 CAGR (3.1%) Source: Domestic wholesale shipments per MSAI.

12 Lorillard is Best Positioned in Market Premium segment is largest in the market (~73% of the market) Segment has increased share of market over the last five years Lorillard has gained share of premium segment over the last five years Premium Segment 29% of the overall cigarette market Segment has gained share of market over last five years Relatively stable in recent years (~100 billion cigarettes shipped per year) Newport is #1 menthol brand and has gained share of menthol segment over the last five years (approx. 34%) Menthol Segment

13 Premium Segment Growth 2002 2003 2004 2005 2006 2007 2008 Premium 0.683 0.688 0.696 0.711 0.719 0.728 0.727 Discount 0.188 0.17 0.162 0.157 0.15 0.146 0.142 Deep discount 0.13 0.142 0.143 0.133 0.131 0.126 0.131 Although flat in 2008, the premium segment has been increasing as a percentage of the overall market over the last 6 years Source: Domestic wholesale shipments per MSAI.

14 Menthol / Non-Menthol Segmentation As consumer preferences continue to evolve, Lorillard is best positioned to capitalize on that trend 2002 2003 2004 2005 2006 2007 2008 Menthol 0.26 0.264 0.264 0.267 0.274 0.279 0.286 Non-Menthol 0.74 0.736 0.736 0.733 0.726 0.721 0.714 The menthol segment represented ~100 billion of the 345 billion cigarettes shipped in the United States in 2008 Source: Domestic wholesale shipments per MSAI.

15 Current Environment Federal and state excise tax increases will negatively impact industry volumes and trends Level of competition remains high Regulatory legislation Litigation

Business Overview

17 Discount 0.077 Premium 0.923 Strong Brand Portfolio is Led by Newport Others 0.063 Newport 0.937 (1) 2008 Sales: $4,204 million Source: Lorillard Shipment Data. (1) Includes Old Gold, Maverick, Kent, True and Max brands. Accounted for 92.3% of 2008 domestic shipments Newport (93.7% of 2008 net sales) Primary driver of profitability Kent, True and Max Mature brands -- harvesting profit Premium Brands Accounted for 7.7% of 2008 domestic shipments Maverick and Old Gold Maintain presence in lower price segment Experiencing increased growth given challenging consumer environment Discount Brands 2008 Net Sales Breakdown by Brand 2008 Volume Breakdown by Price 2008 Domestic Shipments: 37.0 billion

18 Newport is the Leader in the Menthol Segment 2002 2003 2004 2005 2006 2007 2008 Newport 0.286 0.292 0.301 0.315 0.322 0.329 0.337 Marlboro Menthol 0.099 0.114 0.128 0.142 0.15 0.164 0.175 Kool 0.114 0.11 0.112 0.115 0.114 0.111 0.1 Salem 0.087 0.088 0.085 0.075 0.068 0.064 0.059 Newport continues to grow its leadership in the menthol segment Source: Domestic wholesale shipments per MSAI.

19 Brand Marketing Strategy Continue to focus on premium price segment Leverage Newport's strong brand equity position in the marketplace Adjust Newport promotion spending consistent with the brand's performance and competitive actions Selectively promote Newport in markets / stores with the highest return on investment Maintain presence in the discount segment with Maverick / Old Gold without marketing investment Overall objective is to profitably grow Newport's market share

20 Differentiated Sales Promotion Strategy Higher average retail pricing Fewer free goods promotions Fewer line extensions Brand-building initiatives Selectively promote brand in markets with highest returns on investment Stronger sustainable growth Consistent profitable growth High returns on marketing investments Better brand positioning Lorillard Competition VS. Heavier promotions to buy market share Significant discounting and free goods promotions Extensive and undifferentiated product lines and offerings Growth in volume at cost of profitability Artificially high volumes Price driven sales Most profitable operating model in the industry

21 Focused Marketing Initiatives Retail Promotions Retail discounts in stores with highest potential returns Relationship Marketing 7.7 million adult smoker names (Lorillard and competition) in database Custom Newport Magazine mailings Targeted incentive program mailings Retail coupons Sweepstakes offers Premium incentives Point-of-Sale Marketing In-store advertising In-store merchandising displays Media Advertising Selective print media

22 Strong Sales and Distribution Network Effective Sales Force Direct salaried Aligned geographically to support business Customer Driven Retail store oriented Cover 281,000 stores per year (95% of total industry cigarette sales) Wholesale distribution 529 direct buying accounts utilizing 822 distribution centers Rapid order fulfillment - next day delivery Breakdown of Sales Channels by Volume Convenience/Gas 0.68 Other 8% 0.08 Liquor 4% 0.04 Drug 2% 0.02 Grocery 7% 0.07 Cigarette Store 8% 0.08 Supermarket 3% 0.03

23 Market Development / Strategy Focus on key markets that exhibit a combination of Newport and Premium Menthol strength Primarily in urban centers in Northeast, Southeast, Upper Midwest Also in key urban areas west of Mississippi Target stores with highest penetration of menthol segment Invest marketing dollars in identified markets / stores for most profitable Newport market share growth

24 Opportunities and Strategies New Products and Line Extensions Will introduce if additive to profitable growth and hit investment hurdles Will not dilute Newport brand equity Explore Smokeless Tobacco Opportunity Through Swedish Match Partnership Triumph Snus Test marketing began in February 2008 Leverage Lorillard sales and marketing Capital efficient entry to smokeless Potential Acquisition Opportunities Explore and evaluate potential targets Expand product offering Expand geographic reach Must make sense for shareholder value creation Universe of targets is limited

25 Experienced Leadership Team Management Team Members

Financial Performance and Outlook David H. Taylor Executive Vice President, Finance and Planning and Chief Financial Officer

27 Most Profitable Operating Model 2003 2004 2005 2006 2007 2008 Lorillard 27.21 28.35 30.1 34.13 36.58 37.95 Philip Morris USA 22.29 23.72 25.02 26.29 28.07 29.74 Reynolds 9.02 13.43 17.06 18.63 20.79 23.42 Profitability of Lorillard vs. Competition Lorillard operates the most profitable business model among major U.S. cigarette companies, consistently outperforming key competitors Note: Based on Lorillard's analysis of competitors' public information. Adjusted Operating Income Per 1,000 Cigarettes

28 Stable Volume and Growing Market Share 2003 2004 2005 2006 2007 2008 Volume 30.976 31.335 32.159 33.105 32.839 33.3 Share of Market 0.077 0.079 0.084 0.088 0.092 0.097 Impressive and sustained growth in Newport market share and cigarettes shipped (billions of domestic cigarettes shipped) Source: Domestic wholesale shipments per MSAI.

29 Summary Historical Income Statement Stable top-line and earnings profile

30 Summary Historical Balance Sheet Lorillard currently has no debt on its balance sheet

31 Summary Historical Cash Flow Statement Lorillard has a history of generating strong and sustainable cash flow

32 Corporate Financial Policy Highlights Capital Investment Strategy (~$50 million per year) Plant modernization plan IT upgrades and replacements Plant, properties and systems adequate and well-maintained Acquisition Strategy Will evaluate opportunities if: Strategic fit Opportunity for synergy ROIC Stock could be a meaningful part of consideration if appropriate Share Repurchases Debt issuance and future free cash flow to fund share repurchases $400 million share repurchase program completed in October 2008 $250 million share repurchase program authorized on May 21, 2009 Will be opportunistic in the market Dividend Policy Anticipated dividend payout ratio of 75% of earnings

33 Selected Long-Term Financial Targets Revenue Growth Operating Margin EBITDA Margin 2.5% - 3.0% 28% - 29% Credit Ratings 27% - 28% Investment Grade

34 Credit Highlights Leader in the best performing segments of the cigarette market Significant Newport brand equity Continuous increases in share of market Disciplined operating philosophy focused on productivity Track record of strong, stable and consistent cash flow generation Leverage and coverage statistics strong under financial plan Well-positioned for today's environment

35 Appendix A Reconciliation of Net Income to EBITDA Reconciliation of Operating Income to Adjusted Operating Income

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